TOUCHSTONE STRATEGIC TRUST
AMENDMENT TO RESTATED AGREEMENT AND
DECLARATION OF TRUST

The undersigned hereby certifies that she is a duly elected officer of Touchstone Strategic Trust (the “Trust”) and pursuant to Sections 4.1 and 7.3 of the Trust’s Restated Agreement and Declaration of Trust (the “Declaration”), dated May 19, 1993, as amended, the Trustees at a meeting on February 15, 2018 at which a quorum was present (the “Meeting”), unanimously adopted the following resolutions with respect to the Touchstone Global Growth Fund:

FURTHER RESOLVED, that effective on or about April 16, 2018, the name of Touchstone Global Growth Fund shall be changed to Touchstone International Growth Opportunities Fund to align with the change in principal investment strategy as specified in the Meeting materials and discussed at this Meeting; and

FURTHER RESOLVED, that the officers of the Trust are authorized to take any and all actions and steps, to approve, authorize, execute, and make any and all filings, and to execute any and all documents and instruments, as they or any one of them in their sole discretion deem necessary or appropriate to effectuate the intent and purpose of the foregoing.

The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Declaration, that said Amendment is to be effective as of April 17, 2018, and that she is causing this Certificate to be signed and filed as provided in Sections 7.3 and 7.4 of the Declaration.
WITNESS my hand this 17th day of April, 2018.

/s/ Jill T. McGruder
Jill T. McGruder
President